STOCK PURCHASE AGREEMENT,
	AND AGREEMENT WITH RESPECT TO OTHER MATTERS
	(hereinafter, "Agreement")

THIS AGREEMENT is entered into by and among BusinessMall.Com Corporation, a Nevada corporation, (hereinafter, "BusinessMall.Com"), Progressive Telecommunications Corp., a Florida corporation, (hereinafter, "PTC"), CCC Merger Corporation, a Florida corporation, (hereinafter, "CCC Merger"), CCC Communications Corporation, a Nevada corporation, (hereinafter, "Corporation"), StormTel, Inc., a Nevada corporation, (hereinafter, StormTel"), BusinessMall.Com., Inc., a Delaware corporation, (hereinafter, "B-Mall Shell"), TheYellowPageDirectory.Com, Inc., a Florida corporation, (hereinafter, "Defunct Yellow Page"), Progressive Telecommunications, Inc., a Delaware corporation, (hereinafter, "Progressive Shell"), TheYellowPageDirectory.Com., Corp., a Delaware corporation, (hereinafter, "YPD"), and ForcedMatrix.com, Inc., a Florida corporation, (hereinafter, "Purchaser") this 14 day of June, 2000. BusinessMall.Com, PTC, CCC Merger, and StormTel are hereinafter referred to from time to time as, jointly and severally, as "Affiliated Entities". B-Mall Shell, Defunct Yellow Page, Progressive Shell, and YPD are hereinafter referred to from time to time, jointly and severally, as "Entities Without An Interest").

	BACKGROUND:

A.	CCC merger is a party to a Merger Agreement made and entered into as of
December 31, 1998, as amended (the "Merger Agreement'), by and between PTC, CCC Merger and Corporation, and certain shareholders of the Corporation.

B.	Pursuant to the Merger Agreement, CCC Merger acquired and now owns 17,625,000 shares of the Corporation (the "Controlling Shares") representing 83.2% of the outstanding shares of the Corporation and is obligated, subject to the terms and conditions of the Merger Agreement to acquire the remaining 3,552,500 shares of the Corporation (the "Minority Shares").  The Controlling Shares and the
Minority Shares are referred to as the "CCC Shares").

C.	The Corporation is indebted to its long distance telephone carriers for substantial amounts of money which the Corporation is unable to pay and PTC and CCC Merger are unable to loan or invest additional capital in the Corporation to satisfy these obligations.

D.	In the event these obligations are not satisfied, long distance telephone service to the Corporation's customers could be terminated or interrupted, which could potentially result in damages to Corporation's customers, and potential liability to the Corporation and/or the Affiliated Entities.


E.	Even if the Corporation and/or the Affiliated Entities do not have actual liability for any such termination or interruption of customer long distance telephone service, a lawsuit or threat of a lawsuit and the potential liability related thereto could result in additional expenses to the Corporation and/or the Affiliated Entities.

F.	Further, in the event of such termination or interruption of such telephone service StormTel's regulatory standing as a properly licensed telephone company in various states could potentially be irreparably damaged.  All of the
Affiliated Entities stand to benefit from the possibility of avoiding such problems and/or damage.

G.	PTC, CCC Merger, and/or Affiliated Entities each therefore desires to divest itself of any ownership in the Corporation, to avoid making any further investments in the Corporation and to attempt to reduce the risk to itself and the Affiliated Entities of any potential liability for interruption of service which it or they may or may not have.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES SET FORTH HEREINABOVE AND HEREINBELOW, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Background Statements; Waiver of Rights of Entities Without An Interest.  The
background statements set forth hereinabove are an integral part of this
Agreement, and are specifically incorporated into this Agreement as the statements and representations of the Affiliated Entities and the Entities
Without An Interest.  Corporation, Affiliated Entities, and Entities Without An
Interest hereby affirm the truth and accuracy of the background statements set forth hereinabove.  Further, the Entities Without An Interest hereby represent and warrant to Purchaser, as a material inducement to Purchaser to enter into this Agreement, that the Entities Without An Interest currently have no assets or business operations, and do not have an interest in any assets or business which could be confused with the assets and/or business relationships of
StormTel and/or the Corporation.  The Entities Without An Interest expressly hereby waive and release any rights or claims with respect to any such assets and/or business relationships of StormTel and/or the Corporation.

2.	Purchase and Sale.  Subject to the terms and conditions of this Agreement,
PTC and/or CCC Merger shall sell, assign, and transfer to Purchaser, or shall cause to be sold, assigned, and transferred to Purchaser, and Purchaser shall purchase, the Controlling Shares pursuant to Section 3(c) hereinbelow for a purchase price of One Dollar ($1.00).

3.	Representations, Warranties, and Covenants of Affiliated Entities.
Affiliated Entities hereby represent, warrant, and covenant to Purchaser that:


a.	Factual Matters Regarding Affiliated Entities and the Corporation.  All of
the information set forth in Exhibit "A", Exhibit "B", Exhibit "C", Exhibit "D", Exhibit "E", Exhibit "F", Exhibit "G", Exhibit "H", and Exhibit "I", each of which is attached hereto and incorporated herein by reference, is true, complete and correct in all respects.

b.	Corporate Organization.  The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority (corporate and other) to own, lease, and operate its properties and conduct its business as now being conducted. CCC Merger is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority (corporate and other) to enter into and perform its obligations under this Agreement.

c.	Stockholders of the Corporation.  CCC Merger is the owner of the Controlling
Shares, representing at least 83.2% of the issued and outstanding shares of stock of the Corporation, which shares have been transferred to CCC Merger pursuant to the Merger Agreement.  CCC Merger is obligated to buy the Minority
Shares, representing 16.8% of the issued and outstanding shares of stock of the
Corporation, from certain other shareholders.  PTC and CCC Merger shall utilize their respective reasonable best efforts to cause CCC Merger to obtain good title to the Minority Shares within ninety (90) days of the date of this
Agreement.  For the purposes of this Section 3c, reasonable best efforts shall include the offer to such shareholders of up to 643,679 shares of the common stock of BusinessMall.Com, Inc., a Nevada corporation, pursuant to an effective registration statement under the Securities Act of 1933, as amended.


d.	Ownership of Shares.  CCC Merger owns good and marketable title to the
Controlling Shares. The Controlling Shares represent all of the issued and outstanding common stock of the Corporation. The CCC Shares are (i) validly issued, fully paid and nonassessable and (ii) free and clear of any liens, restrictions, claims, equities, charges, options, rights of first refusal, or encumbrances, with no defects of title whatsoever. No options, warrants, subscriptions, calls or other rights or commitments to acquire any capital stock or obligations convertible into securities of any kind or class of the Corporation are issued or outstanding. CCC Merger shall transfer or cause to be transferred good and marketable title to the said Controlling Shares free and clear of any liens, restrictions, claims, equities, options, charges, rights of first refusal, or encumbrances or other restrictions, and with no defects of title whatsoever. CCC Merger has the exclusive right to vote the Controlling Shares, and there are no outstanding proxies in effect. Affiliated Entities hereby agree to indemnify and hold Purchaser harmless from and against any loss, liability, or claim arising from any third party claims with respect to the Controlling Shares, or any claims related to nonfulfillment by the Corporation or any of the Affiliated Entities of any obligations in connection with the Merger Agreement or any other prior merger or other transaction involving the sale, transfer, or issuance of any such CCC Shares.

e.	(THIS SUBPARAGRAPH INTENTIONALLY LEFT BLANK)

f.	(THIS SUBPARAGRAPH INTENTIONALLY LEFT BLANK)

g.	Absence of Liabilities.  The Corporation does not have any liabilities or obligations of any nature to any of the Affiliated Entities or to any shareholder, officer, director, employee, or agent of any of the Affiliated Entities, or any family member by blood or marriage of any of such individuals, whether accrued, absolute or contingent, and whether due or to become due, except for commissions payable to a company owned by the wife of Tom Chubokas.

h.	No Liabilities as Guarantor.  Corporation is not directly or indirectly liable, as a guarantor or otherwise, for any debt, or other obligation of any person or other entity.

i.	Non-Contravention.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach of any term or provision of, constitute a default under, or accelerate or augment the performance otherwise required under, any provision of the Corporation's or CCC Merger's organizational documents or any agreement (including without limitation any loan agreement or promissory note), indenture, instrument, order, law or regulation to which the Corporation or CCC Merger is a party or by which it is bound, or will result in the creation of any lien or encumbrance upon any property of the Corporation or CCC Merger or the CCC Shares, except to the extent of rights of others in the Minority Shares as contemplated by the Merger Agreement. Any consent or approval required by any individual or entity or governmental authority in order to enter into this Agreement and consummate the transactions contemplated hereby, has been obtained, to the best of their knowledge.

j.	(THIS SUBPARAGRAPH INTENTIONALLY LEFT BLANK)


k.	Assignment; Transfer of StormTel Assets.  A letter of agency (hereinafter,
"LOA") is a document signed by a customer within the Customer Base which appoints either StormTel and/or Corporation to act as such customer's agent to make the following changes in such customer's long distance telephone service:
(i) changing the underlying long distance carrier on each telephone line of such customer; and/or (ii) making telephone feature changes to such telephone lines.
A contract for telephone services (hereinafter, "Service Contract") is an agreement by and between a customer within the Customer Base and StormTel and/or Corporation to purchase long distance telephone services from StormTel and/or Corporation upon specific rates, terms and conditions, some or all of which may or may not be found published in StormTel's tariffs, as amended from time to time. An LOA and a Service Contract often, if not always, are physically included in the same document signed by the customer within the Customer Base, however, the rights contained therein are separate and severable. Contemporaneously with the execution of this Agreement, StormTel signed and delivered to the Corporation the Assignment Agreement attached hereto as Exhibit "J" and incorporated herein by reference, transferring and assigning to the Corporation all of StormTel's LOA's and Service Contracts, accounts receivable, the rights to repayment of the $20,000.00 Loan, hereinafter defined, all cash, bank accounts, deposits, the underlying security for letters of credit, telecommunication service carrier contracts, and all other rights with respect to StormTel's customers and customer accounts; provided, however, StormTel has not transferred to the Corporation any right or obligation with respect to its tariffs, nor any tax or any other liability whatsoever of StormTel. The obligation of BusinessMall.Com and YPD to repay the $20,000.00 Loan shall be further evidenced by the execution and delivery of the Promissory Note attached hereto as Exhibit "P-1" and incorporated herein by reference (hereinafter, "the $20,000.00 Promissory Note"). The $20,000.00 Promissory Note shall be secured by a Security Agreement executed by BusinessMall.Com attached hereto as Exhibit "Q-1" and incorporated herein by reference, and a Security Agreement executed by YPD attached hereto as Exhibit "Q-2" and incorporated herein by reference, and the Guaranty and Security Agreement of StormTel, attached hereto as Exhibit
"S-1" and Exhibit "Q-3," respectively, both of which are incorporated herein by reference. Also contemporaneously with the execution of this Agreement, the Affiliated Entities and the Corporation caused the Corporation to transfer all of the issued and outstanding common stock of StormTel owned by the Corporation to BusinessMall.Com, by execution and delivery of the Bill of Sale attached hereto as Exhibit "K" and incorporated herein by reference, and by endorsement of stock certificates of StormTel.

l.	Title to Property.  The Corporation has good and marketable title to all of its properties, rights, and assets including but not limited to those assets listed on Exhibit "D" attached hereto and incorporated herein by reference, and the contract rights and accounts of StormTel transferred to Corporation as contemplated by Paragraph 3 (i) hereinabove.

m.	Compliance With Law.  Neither the Corporation nor CCC Merger is in violation of, or has received any notice alleging a violation of, any law, judgment, order, decree, regulation or rule of any court or government authority applicable to it.

n.	Employment at Will.  All of the employees of the Corporation are employed on an "employment at will" basis and there are no employment contracts or agreements whatsoever between the Corporation and any employee.  The Corporation has not entered into any independent contractor agreements or any consulting agreements with any person or entity, and except for agent agreements
(hereinafter, "Agent Contracts") for which the Corporation is currently paying commissions with respect to the agency sales efforts associated with the
Customer Base.

o.	Dividends; Other Transfers.  No dividends have been paid, and no other transfers of any kind of cash or other assets of the Corporation or StormTel to any of the Affiliated Entities have occurred since May 10, 2000, through and including the date of this Agreement, other than two loans from StormTel and/or Corporation to BusinessMall.Com and/or YPD in the amount of Twenty Thousand Dollars ($20,000.00) (hereinafter, "the $20,000.00 Loan") and Sixty Thousand Dollars ($60,000.00) (hereinafter, "the $60,000.00 Loan"), respectively. The $60,000.00 Loan shall be repaid to the Corporation simultaneously with the execution of this Agreement. There are no dividends which have been declared with respect to CCC Shares which have not been paid, and there is no obligation to declare and/or pay any future dividend to CCC Merger or any other individual or entity.

p.	Articles and By-Laws.  Exhibit "N", attached hereto and incorporated herein by reference, contains a true, correct, and complete set of the Articles of
Incorporation and the Code of By-Laws of the Corporation, which are now in full force and effect.  Prior to Closing, the Corporation shall not make any further amendments to its By-Laws or Articles of Incorporation.

q.	Corporate Minute Books.  The corporate minute books which have been delivered to Purchaser contain the full, correct, and complete records of the Corporation with respect to proceedings of the shareholders and board of directors of the
Corporation.


r.	Loans; Indebtedness.  For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Affiliated Entities, and pursuant to the Release set forth in Paragraph 14 hereinbelow, the Corporation is not obligated to make any payment or repayment of any monies to any of the Affiliated Entities, and any prior obligation of the Corporation to make such repayments in connection with any loans to, and/or debts paid on behalf of the Corporation from or by any of the Affiliated Entities, are hereby fully and finally released by the Affiliated Entities.

s.	Corporate Books and Records.  CCC Merger will provide to Purchaser at the time of execution of this Agreement, all pertinent information with respect to the business of the Corporation, including but not limited to all books and business records of the Corporation.

t.	Disclosure.  No material facts regarding the Corporation and/or its respective assets or business have been concealed from Purchaser which would reasonably affect a prudent investor's decision to purchase the Corporation through a stock purchase as contemplated by this Agreement.

u.	Reliance.  The foregoing representations and warranties are made by
Affiliated Entities with the knowledge and expectation that Purchaser is placing complete reliance thereon.

v.	Due Diligence.  Each of the Affiliated Entities hereby expressly acknowledge and agree that they have made an independent due diligence investigation as to the condition of the Corporation and the terms of the transaction as set forth in this Agreement, and none of the Affiliated Entities are relying upon any representation or statement made or alleged to have been made by Freeman and/or
Purchaser and not expressly contained in this Agreement.

4.	Representations, Warranties, and Covenants of Purchaser.  Purchaser hereby represents, warrants, and covenants to Affiliated Entities that:

a.	Factual Matters Regarding Purchaser.  All of the information set forth in
Exhibit "Z", which is attached hereto and incorporated herein by reference, is true, complete and correct in all respects.

b.	Corporate Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority(corporate and other) to own, lease, and operate its properties and conduct its business as now being conducted.


c.	Non-Contravention.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the breach of any term or provision of, constitute a default under, or accelerate or augment the performance otherwise required under, any provision of the Purchaser's organizational documents or any agreement (including without limitation any loan agreement or promissory note), indenture, instrument, order, law or regulation to which the Purchaser is a party or by which it is bound, or will result in the creation of any lien or encumbrance upon any property of the Purchaser or the CCC Shares. Any consent or approval required by any individual or entity or governmental authority in order for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby has been obtained.

d.	Compliance With Law.  The Purchaser is not in violation of, and has not received any notice alleging a violation of, any law, judgment, order, decree, regulation or rule of any court or government authority applicable to it.

e.	Dividends; Other Transfers.  No dividends have been paid by Purchaser, and no other transfers of any kind of cash or other assets of the Corporation or
Purchaser to any of the Affiliated Entities will occur until the expiration of the Purchaser's indemnification agreement hereunder.

f.	Reliance.  Purchaser is not relying on any representations or warrants, written or oral, except as contained herein in entering into this Agreement.

g.	Due Diligence.  Purchaser hereby expressly acknowledges and agrees that
Purchaser has made an independent due diligence investigation as to the condition of the Corporation and the terms of the transaction as set forth in this Agreement, and the Purchaser is not relying upon any representation or statement made or alleged to have been made by Affiliated Entities and not expressly contained in this Agreement.

h.	Telecom Taxes.  Corporation shall be directly responsible for any telecom taxes collected from Corporation's customers.

i.	Regulatory Fines.  Corporation shall be directly responsible for any regulatory fines assessed against StormTel for any act or omission of Corporation.

5.	Transfer of Tradename; Master Agency; Continuing Relationship.  The
Affiliated Entities hereby agree as follows:

a.	Corporation hereby transfers and assigns to BusinessMall.Com and/or StormTel, or their designee, any and all right, title, and interest which Corporation may have in the tradename "StormTel" (hereinafter, "Tradename"), subject to the rights reserved hereinbelow.  BusinessMall.Com and/or StormTel may sell, transfer, and assign the Tradename to any other party or entity, subject to the rights granted hereinbelow to Corporation.

b.	StormTel hereby appoints Corporation as its non-exclusive agent for a period of ten (10) years.  This agency shall be irrevocable and non-cancellable by
StormTel, its successor or assigns.  Such agency shall authorize the Corporation to utilize the Tradename "StormTel" and the tariffs and Public Utility
Commission and Federal Communications Commission rights associated therewith.
This agency relationship is set forth in the Master Agency Contract attached hereto as Exhibit "O" and incorporated herein by reference.  This Tradename may be used for customers who were customers of either StormTel or the Corporation at the time of execution of this Agreement (hereinafter, "Customer Base"), but not for any customers acquired by Corporation after the date of this Agreement,
(hereinafter, "New Customers").  During the term of this agency, Corporation may use the Tradename StormTel for all purposes in conducting its business, including but not limited to provisioning, customer service, billing, collection, filing suit, settling prior trade debts (not including tax debts, which have not been assumed by the Corporation), working with vendors, further contracting with vendors, modifying or amending contracts with vendors, opening bank accounts, or adding such Tradename as an acceptable payee on existing bank accounts of the Corporation, and negotiating checks in the name of StormTel.  It is the intention of the parties that by entering into this agency relationship, that the Corporation, which is an entity not qualified  to conduct business to provide and sell telecommunication services in the forty-seven (47) states in which StormTel is qualified to sell and provide such services, to permit
Corporation to lawfully sell and provide such telecommunication services by its association with StormTel.  In the event the agency relationship created hereby is not sufficient for achieving this purpose, or in the event that the provisions hereof do not effectively or technically accomplish such purposes, the parties hereto shall immediately take such further actions, execute such further documents and instruments, and otherwise do all things necessary in order to effectuate the intended purposes of this provision.

c.	The Affiliated Entities agree that the fact that Jim Maguire and
BusinessMall.Com are in discussions about including the revenue of the Corporation in calculation of bonus stock incentives for Jim Maguire and Freeman pursuant to their respective Employment Agreements, such discussion shall not in any manner alter the fact that such revenues and the customer contract rights associated with such revenues, including but not limited to Service Contracts and LOA's, are the sole and exclusive property of the Corporation and neither BusinessMall.Com, Jim Maguire, nor any other individual or entity has any claim with respect thereto.


d.	StormTel shall have no further rights with respect to the Customer Base and/or New Customers, and the Customer Base and/or New Customers shall for all purposes be considered to be customers of the Corporation and the Corporation shall have no obligation to StormTel with respect thereto. All payments with respect to the Customer Base and/or New Customers may be received directly by Corporation, and checks made payable to StormTel may be negotiated, endorsed, and collected by the Corporation for its own account.

e.	Notwithstanding anything set forth hereinabove, the Corporation has no obligation or liability to cause any payment received from its customers, whether included in the Customer Base or a New Customer, to be paid to StormTel, and such payments may be received directly by Corporation for its own account, even if acquired in the name of, and payable to StormTel.

f.	Since StormTel will no longer be engaged in the retail sale of long distance telephone or other communication services to the Customer Base or New Customers after the date hereof, the Corporation shall, for and on behalf of StormTel, file reports with the appropriate telephone excise tax authorities indicating the zero revenue status of StormTel with respect to such retail sales.
Corporation shall not, however, have any other reporting obligations with respect to the activities of StormTel.

6.	Other Obligations of Affiliated Entities Regarding Transition of StormTel
and/or Corporation Customers, Customer Accounts and Assets, the Continuing Relationship of the Parties, and Other Matters. The parties hereto also agree as follows:

a.	The Affiliated Entities will cause BusinessMall.Com and/or YPD to provide full health insurance benefits for up to four (4) employees of the Corporation at any one time, which employees shall be designated by Corporation from time to time, which benefits shall be no less favorable than those benefits currently provided to the employees of BusinessMall.Com, and with no premiums due from either such employees or the Corporation. Such health insurance benefits shall be provided at the sole expense of the Affiliated Entities for a period of four
(4) years from the date of this Agreement.

b.	The Affiliated Entities shall provide the Corporation with office space, consisting of four (4) cubicles, to accommodate the Corporation's business operations and employees, which office space shall be located at the offices of BusinessMall.Com located at 18489 U.S. Highway North in Clearwater, Florida. Such office space shall be provided at no expense to the Corporation for a period of four (4) years, and in addition the Affiliated Entities shall provide at no additional expense to Corporation, reasonable use of the utilities, telephones, and office equipment of BusinessMall.Com and/or YPD.


c.	The Affiliated Entities will assume all obligations to Tom Chubokas and/or
Chris Watson under any employment agreement, termination agreement, or any other liability or obligation of any kind of the Corporation, and will indemnify, defend, and hold Corporation, CCC Merger, and Freeman harmless from any liability or obligation to any individual or entity with respect thereto, and/or with respect to any claim that Freeman did not have proper authority, or otherwise acted wrongfully, in connection with any actions taken by Freeman, whether as an officer of StormTel and/or the Corporation, or otherwise.

d.	The Affiliated Entities acknowledge that in connection with the assignment and transfer of StormTel's customers, customer accounts, and other assets and business operations to Corporation, as contemplated by paragraph 3 (j) hereinabove, Corporation will incur expenses in the transitioning of the Customer Base and/or Corporation's customers to new carriers, negotiating with current vendors, training new personnel in all matters currently carried on by StormTel, and physically moving business operations to another location (all hereinafter referred to as the "Transition"). As a material inducement to Purchaser to enter into this Agreement, Affiliated Entities hereby agree to pay Corporation One Hundred Seventy-Six Thousand Five Hundred Dollars ($176,500.00) to be used by Corporation to defer the cost of the Transition and operational costs associated therewith and/or occurring thereafter. The obligation to make such payments shall be further evidenced by execution and delivery of the Promissory Note (hereinafter, "the $176,500.00 Promissory Note") attached hereto as Exhibit "P-2" and incorporated herein by reference. The $176,500.00
Promissory Note shall be secured by the Security Agreement executed by BusinessMall.Com, attached hereto as Exhibit "Q-1" and incorporated herein by reference, and a Security Agreement executed by YPD, attached hereto as Exhibit "Q-2" and incorporated herein by reference, and a Guaranty and Security
Agreement of StormTel, attached hereto as Exhibit "S-1" and Exhibit "Q-3," respectively, both of which are incorporated herein by reference.


e.	Affiliated Entities acknowledge that ITS Billing, Inc. incurred expenses including but not limited attorneys fees in connection with the negotiation and preparation of employment agreements and related documents relating to the employment of James Maguire and Damian Freeman with BusinessMall.Com and/or YPD.

Purchaser represents and warrants that ITS Billing, Inc. has assigned to Purchaser any rights to payment or reimbursement which ITS Billing, Inc. may have in connection with such transaction. Affiliated Entities agree to pay Purchaser Thirteen Thousand Dollars ($13,000.00) in reimbursement of such expenses, and in full satisfaction of any obligation of BusinessMall.Com or any of the Affiliated Entities to pay for attorney fees and other expenses incurred in the negotiation and preparation of such employment agreements, which amount shall be paid in accordance with the terms of the Promissory Note (hereinafter, "the $13,000.00 Promissory Note") attached hereto as Exhibit "P-3". The $13,000.00 Promissory Note is secured by the Security Agreement of BusinessMall.Com, attached hereto as Exhibit "Q-4" and incorporated herein by reference, the Security Agreement of YPD, attached hereto as Exhibit "Q-5" and incorporated herein by reference, the Guaranty and Security Agreement of StormTel, attached hereto as Exhibit "S-2" and "Q-6," respectively, both of which are incorporated herein by reference, and the Guaranty and Security Agreement of Corporation, attached hereto as Exhibit "S-3" and Exhibit "Q-7," respectively, both of which are incorporated herein by reference.

f.	BusinessMall.Com agrees to reimburse Purchaser for attorney fees and other expenses incurred in connection with this transaction in the amount of Thirty-Nine Thousand Dollars ($39,000.00), which amount shall be paid pursuant to the terms of the Promissory Note (hereinafter, "the Promissory Note") attached hereto as Exhibit "P-4" and incorporated herein by reference. The $39,000.00 Promissory Note is secured by the Security Agreement of BusinessMall.Com, attached hereto as Exhibit "Q-4" and incorporated herein by reference, the Security Agreement of YPD, attached hereto as Exhibit "Q-5" and incorporated herein by reference, the Guaranty and Security Agreement of StormTel, attached hereto as Exhibit "S-2" and "Q-6," respectively, both of which are incorporated herein by reference, and the Guaranty and Security Agreement of Corporation, attached hereto as Exhibit "S-3" and Exhibit "Q-7," respectively, both of which are incorporated herein by reference.

g.	The parties understand and agree that the Affiliated Entities will, from time to time, either jointly or severally hold certain contracts with long distance carriers which will allow the Affiliated Entities to resell such long distance service.  The Affiliated Entities hereby agree to sell such long distance telephone service to Corporation at cost, for further resale to Corporation's customers.  For purposes of this provision, "cost" means the actual cost paid by the Affiliated Entities to the underlying long distance telephone carrier for the services utilized by Corporation's customers.  In the event Corporation purchases more than Two Hundred Thousand Dollars ($200,000.00) per month of such long distance telephone services from Affiliated Entities, and if the underlying long distance telephone carrier requires an additional security deposit to be made as a result of such long distance telephone services in excess of Two
Hundred Thousand Dollars ($200,000.00) per month, then Corporation shall be responsible for providing such additional security.


h.	The Affiliated Entities shall have no right to pay, compromise, or settle any obligations or liability, or alleged liability or obligation of the Corporation or Purchaser.  In the event any of the Affiliated Entities pay any such liability or obligation contrary to this provision, the Affiliated Entities shall have no right to reimbursement from Corporation or Purchaser of any amounts so paid, and shall have no right to off-set the amount so paid against any other amounts owed to Purchaser or Corporation pursuant to this or any other agreement.  The Affiliated Entities acknowledge and agree that the Corporation and the Purchaser shall have the sole discretion to determine whether and/or in what manner to pay, deny, settle, compromise, or defend against any such liability or obligation.

i.	The Affiliated Entities agree to pay all costs of filing UCC Financing
Statements filed at the request of Purchaser and/or Corporation in connection with any of the Security Agreements contemplated by this Agreement, including but not limited to the cost of all documentary stamp taxes related to such UCC Financing Statements.

j.	Notwithstanding anything stated to the contrary in any Security Agreement attached to this Agreement, such Security Agreements shall secure only the payment of the Promissory Notes referenced in said Security Agreements, and shall not secure representations and warranties of Affiliated Entities set forth in this Agreement.

7.	Waiver of Certain Breaches of Employment Agreement.  The parties understand and agree that the sole shareholder of Purchaser, Freeman, is an employee of
BusinessMall.Com pursuant to an Employment Agreement, entered into by and among
Freeman and BusinessMall.Com, f/k/a Progressive Telecommunications Corporation,
and YPD.  The Affiliated Entities agree that for a period of three (3) months from the date of this Agreement, any failure by Freeman to provide services pursuant to said Employment Agreement or to provide notice of absences shall not be considered to be a breach of said Employment Agreement, and said breaches are hereby expressly waived by the parties to said Employment Agreement.

8.	Waiver of Conflict of Interest.  Each of the Affiliated Entities hereby acknowledge and understand that Freeman is also an employee of one or more of the Affiliated Entities, and each of the Affiliated Entities hereby expressly waives any actual or potential conflict of interest, now or in the future arising out of or in relation to this Agreement or the transaction contemplated hereby, or arising out of Freeman's status as a shareholder, officer, director, or employee of Purchaser or of Corporation.


9.	GTE Letter of Credit; Mobile Office Link Division; IWATSU Contract.  More
than six (6) months ago, the Corporation caused a Cape Coral Bank to issue a Thirty-Five Thousand Dollars ($35,000.00) letter of credit in favor of GTE. Corporation agrees that it will sign any documents requested by the Affiliated Entities to cause the letter of credit to be revoked, and upon revocation of said letter of credit and the release of the underlying security for said letter of credit, said underlying security shall be payable to BusinessMall.Com or as otherwise directed by BusinessMall.Com, provided that all loan repayments and other amounts due Corporation and/or Purchaser from any of the Affiliated Entities as set forth in this Agreement have been timely paid. In the event any of the Affiliated Entities are in default of any such payment obligation to the Corporation and/or Purchaser, the Corporation shall have the right, but not the obligation, to offset any amounts owed by any of the Affiliated Entities against said security. This agreement on the part of Corporation to sign any such releases, shall not be construed as guarantying that said letter of credit will be released by the issuing bank and shall not require Corporation to make any payment or post any additional collateral in order to cause the release of said underlying security. Corporation also agrees that it will, if requested by BusinessMall.Com within ninety (90) days of the date of this Agreement, transfer and assign to BusinessMall.Com the tradename "Mobile Office Link", and the cellular customers and contract with GTE which constitutes the Mobile Office
Link Division of the Corporation, and the IWATSU Contract and related hardware customers. It is understood and agreed that nothing contained herein is intended to constitute the transfer of any of the rights to Customer Base, and/or new customers, and/or LOA(s), and/or Service Contract(s).

10.	Tariffs.  The Affiliated Entities shall cause StormTel to maintain in good standing for a period of ten (10) years from the date of this Agreement, all existing tariffs with respect to the name "StormTel" and one other tradename to be designated by Corporation, at a later date, which will allow the Corporation to add customers under a new name so as to not violate BusinessMall.Com's sale of the StormTel tradename, which tradename shall remain the sole and exclusive property of the Corporation. During such ten (10) year period, the Affiliated Entities shall cause StormTel to maintain all tariffs with respect to said tradenames and fully comply with all public utility commission and/or federal communications commission requirements, and to timely pay all filing, revenue, assessments and other fees related thereto.

11.	Non-Solicitation.  The Affiliated Entities acknowledge that due to prior dealings with the Corporation and StormTel, that the Affiliated Entities and their employees, officers, directors, shareholders, and agents are familiar with various aspects of the Corporation's long distance telephone and communication business, and that protection of the Customer Base is essential to Corporation's continuing operations.


 	a.	Affiliated Entities hereby agree that neither any of the Affiliated
Entities nor any officer, director, shareholder, employee, or agent of any of the Affiliated Entities shall, for a period of four (4) years from and after the date of this Agreement, directly or indirectly, whether as an individual or sole proprietor, or as an owner, partner, officer, director, manager, agent, consultant, employee, or independent contractor, formal or informal adviser, or by or through the lending of any form of assistance, to, for, or on behalf of any organization or business:

(i)	Solicit, take away or endeavor to take away, any customer included in the
Customer Base.

b.	The parties expressly acknowledge and agree that the Affiliated Entities may otherwise engage in a business in competition with the Corporation. It will not be considered to be a violation of the non-solicitation provision set forth above, if a customer included in the Customer Base signs up for long distance telephone service through a web site offering of BusinessMall.Com or YPD, provided that such customer was not targeted and/or solicited by any of the
Affiliated Entities, other than the general solicitation set forth in said web site.  If any of the Affiliated Entities inadvertently breaches the non-solicitation provisions of this Agreement, the Affiliated Entities shall have an opportunity for a period of thirty (30) days to cure such breach, by causing the inadvertently solicited customer to be moved back to the
Corporation.  Notwithstanding the foregoing, the Affiliated Entities shall have no opportunity to cure a breach in the event of an intentional solicitation in violation of the non-solicitation provisions set forth in this Agreement, and
Corporation may immediately exercise all rights and remedies available to it.

c.	The parties and each of them agree and acknowledge that:

 (i)	The terms contained in this Agreement are necessary for the reasonable and proper protection of the Corporation's interests and the success of its business and that Purchaser would not enter into this Agreement unless, by the execution of this Agreement, the Affiliated Entities acknowledged their acceptance of these terms.

(ii)	Each and every covenant and restriction of this Agreement is reasonable, including but not limited to those regarding subject matter, length of time, and specific customers, given the nature of Corporation's operations, and the provisions of this paragraph and all other terms of this Agreement are fully enforceable in any state in the United States.

d.	Employee further agrees that the four (4) year period of this non-solicitation provision shall be extended by the period of time there is a violation of any portion of this non-solicitation provision.


12 	Confidential Information; Nondisclosure.  Affiliated Entities acknowledge that the Affiliated Entities and/or their shareholders, officers, directors, employees, or agents, have had access to certain information, including but not limited to Trade Secret Information, as hereinafter defined, and other proprietary information, with respect to StormTel and/or the Corporation and their customers, which is of independent economic value, both actual and potential, because it is neither generally known to those other than StormTel and/or the Corporation or their customers, nor is such information readily ascertainable by proper means by those other than StormTel and/or the Corporation or their customers ("Confidential Information"). This Confidential Information includes, but is not limited to the following: information relating to customer lists, Agent Contracts, StormTel and/or Corporation agent lists, and StormTel and/or Corporation agent dealings.

Upon execution hereof, and at any time thereafter, Affiliated Entities agree that neither any Affiliated Entity, nor any shareholder, director, officer, employee, or agent of any Affiliated Entity, will disclose any Confidential Information, in whole or in part, to any person or entity for any reason or purpose whatsoever. Affiliated Entities agree that neither any Affiliated Entity, nor any shareholder, director, officer, employee, or agent of any Affiliated Entity, will duplicate, remove, download, disclose, or transfer any Confidential Information in any manner whatsoever and shall at all times keep such Confidential Information secure and confidential. Upon request by Corporation, all records of Confidential Information including all correspondence, magnetic discs and any other information storage media, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, documents concerning StormTel's and/or Corporation's customers/clients, lists of potential or actual customers, documents concerning products or processes used by StormTel and/or Corporation, and all other documents, writings, and materials utilized by StormTel and/or Corporation, together with any copies or other reproductions thereof shall be promptly delivered by Affiliated Entities to Purchaser. Affiliated Entities agree that all data bases, including, without limitation, computer files, letters, copies of contracts, telephone logs, diaries, expense reports or any form of record or memorandum of customers names, addresses, telephone numbers, contacts and/or service records containing Confidential Information, is the exclusive property of Corporation.

AFFILIATED ENTITIES FURTHER AGREE THAT FOR A PERIOD OF FOUR (4) YEARS FROM THE DATE OF THIS AGREEMENT, AFFILIATED ENTITIES WILL NOT MAKE ANY WRITTEN OR VERBAL STATEMENT TO ANY OF CORPORATION'S VENDORS OR AGENTS OR TO ANY OTHER INDIVIDUAL OR ENTITY, WHICH WOULD CAST CORPORATION IN AN UNFAVORABLE LIGHT, WHETHER OR NOT ANY SUCH STATEMENT IS TRUE OR UNTRUE.


13 	Remedies.  Affiliated Entities acknowledge that the injury to Purchaser and/or the Corporation which would be occasioned by Affiliated Entities' failure to abide by the terms of paragraphs 11, 12, 16 (a) and/or 16(b) of this Agreement shall not be adequately compensated by monetary damages. Affiliated Entities agree that as Purchaser's and/or the Corporation's remedy at law would be inadequate, Purchaser and/or Corporation shall be entitled to seek and obtain specific performance and immediate and permanent injunctive and other equitable relief including but not limited to temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such violation, without the necessity of posting a bond or other security. These remedies of Purchaser and/or the Corporation are in addition to all other relief set forth in this Agreement, available at law, or available in equity, together with the right to receive attorney's fees and costs of pursuing available remedies and enforcing the terms of this Agreement. Affiliated Entities hereby waive, with respect to any future dispute related to this Agreement, any defense based on the argument that CCC Merger, Purchaser and/or the Corporation will not be irreparably harmed or that it has available to it an adequate remedy at law.

14 	RELEASE OF ALL CLAIMS AGAINST CORPORATION.  EACH OF THE AFFILIATED ENTITIES
HEREBY FOR ITSELF, AND ON BEHALF OF ITS PREDECESSORS, SUCCESSORS, ASSIGNS,
EMPLOYEES, AGENTS, DIRECTORS, SHAREHOLDERS, AND OTHER AFFILIATES, HEREBY FULLY
AND FINALLY RELEASES AND DISCHARGES THE CORPORATION FROM AND AGAINST ANY AND ALL
CLAIMS, ACTIONS, LIABILITIES, AND OBLIGATIONS OF EVERY KIND, NATURE AND
DESCRIPTION, WHETHER NOW KNOWN OR UNKNOWN, WHENEVER THEY AROSE, CONTINGENT OR
FIXED, INCLUDING BUT NOT LIMITED TO ANY AND ALL OBLIGATIONS FOR THE REPAYMENT OF
ANY LOANS MADE OR OTHER FUNDS DISTRIBUTED OR PAID TO, FOR, OR ON BEHALF OF THE
CORPORATION, OR ANY OTHER OBLIGATIONS TO ANY OF THE AFFILIATED ENTITIES EXISTING
PRIOR TO THE DATE OF THIS AGREEMENT.  THE AFFILIATED ENTITIES UNDERSTAND AND
AGREE THAT THIS IS A FULL AND FINAL RELEASE OF ALL CLAIMS AGAINST THE
CORPORATION FOR ANY LIABILITY OR OBLIGATION EXISTING AS OF THE DATE OF EXECUTION
OF THIS AGREEMENT AND/OR RELATING TO MATTERS PRIOR TO THE DATE OF THIS
AGREEMENT; HOWEVER, NOTHING CONTAINED HEREIN WILL BE CONSTRUED AS A WAIVER BY
THE AFFILIATED ENTITIES OF ANY RIGHTS OR CLAIMS THAT MAY ARISE DUE TO A BREACH
BY THE CORPORATION OF ANY OBLIGATIONS UNDER THIS AGREEMENT.


15 	INDEMNIFICATION.  (a) IN THE EVENT OF ANY BREACH OF ANY REPRESENTATION,
WARRANTY, OR COVENANT CONTAINED IN THIS AGREEMENT, EACH OF THE AFFILIATED ENTITIES HEREBY AGREES TO JOINTLY AND SEVERALLY INDEMNIFY AND HOLD HARMLESS PURCHASER, FREEMAN, AND CORPORATION FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, DEMANDS, CLAIMS, SUITS, ACTIONS, JUDGMENTS, OR CAUSES OF ACTION, ASSESSMENTS, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, INTEREST, PENALTIES, ATTORNEYS FEES, CONSULTANTS FEES, ANY AND ALL EXPENSES INCURRED IN INVESTIGATING, PREPARING OR DEFENDING AGAINST ANY LITIGATION, COMMENCED OR THREATENED, OR ANY CLAIM WHATSOEVER, AND ANY AND ALL AMOUNTS PAID IN SETTLEMENT OF ANY CLAIM OR LITIGATION (COLLECTIVELY, "DAMAGES"), ASSERTED AGAINST OR INCURRED OR SUFFERED BY PURCHASER OR THE CORPORATION, AS A RESULT OF OR ARISING FROM ANY SUCH BREACH. THE AFFILIATED ENTITIES SHALL PAY PURCHASER OR FREEMAN, AS THE CASE MAY BE, OR THEIR ATTORNEYS, AS DIRECTED BY FREEMAN, AN AMOUNT EQUAL TO THE ATTORNEY FEES INCURRED BY FREEMAN OR PURCHASER, AS THE CASE MAY BE, WITH RESPECT TO ANY INDEMNIFIABLE CLAIM FOR DAMAGES UNDER THIS AGREEMENT, WHICH ATTORNEY FEES SHALL BE PAID BY THE AFFILIATED ENTITIES IMMEDIATELY UPON DEMAND THEREFOR.

(b)	IN THE EVENT OF ANY BREACH BY PURCHASER OF ANY REPRESENTATION, WARRANTY, OR
COVENANT CONTAINED IN THIS AGREEMENT, PURCHASER SHALL INDEMNIFY AND HOLD
HARMLESS CCC MERGER, AND PTC FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES,
DAMAGES, DEMANDS, CLAIMS, SUITS, ACTIONS, JUDGMENTS, OR CAUSES OF ACTION,
ASSESSMENTS, COSTS, AND EXPENSES, INCLUDING, WITHOUT LIMITATION, INTEREST,
PENALTIES, ATTORNEYS' FEES, CONSULTANTS' FEES, ANY AND ALL EXPENSES INCURRED IN
INVESTIGATING, PREPARING OR DEFENDING AGAINST ANY LITIGATION, COMMENCED OR
THREATENED, OR ANY CLAIM WHATSOEVER, AND ANY AND ALL AMOUNTS PAID IN SETTLEMENT
OF ANY CLAIM OR LITIGATION (COLLECTIVELY, "DAMAGES'), ASSERTED AGAINST OR
INCURRED OR SUFFERED BY PTC OR CCC MERGER, AS A RESULT OF OR ARISING FROM ANY
SUCH BREACH.  PURCHASER SHALL PAY PTC OR CCC MERGER AS THE CASE MAY BE, OR THEIR
ATTORNEYS, AS DIRECTED BY PTC OR CCC MERGER, AN AMOUNT EQUAL TO THE ATTORNEY
FEES INCURRED BY PTC OR CCC MERGER, AS THE CASE MAY BE, WITH RESPECT TO ANY
INDEMNIFIABLE CLAIM FOR DAMAGES UNDER THIS AGREEMENT, WHICH SHALL BE PAID BY
PURCHASER IMMEDIATELY UPON DEMAND THEREFOR.

16 	Deliveries.  Concurrently with the execution of this Agreement, the parties shall deliver the following:

a 	CCC Merger shall deliver to Purchaser stock certificates of Corporation, evidencing the Controlling Shares, duly endorsed for transfer to Purchaser free and clear of all liens, security interests, and adverse claims. Affiliated Entities shall exercise their best efforts to cause to be delivered to Purchaser within ninety (90) days thereafter, stock certificates of the Corporation evidencing the Minority Shares, duly endorsed for transfer to Purchaser free and clear of all liens, security interests, and adverse claims.


b 	Purchaser shall deliver to CCC Merger the purchase price as provided in paragraph 2 hereinabove.

c 	Purchaser and Affiliated Entities shall each execute and deliver such other documents as are provided for in this Agreement.

17 	Release by Corporation; Assumption by Affiliated Entities.  Corporation
hereby releases the Affiliated Entities from any obligations to the Corporation under the Merger Agreement, and any other obligations to the Corporation existing prior to the date of this Agreement; provided, however, the Affiliated Entities are not released of any obligation which they may have to any other individual or entity under said Merger Agreement; provided further, however, that the Affiliated Entities hereby agree to assume and perform any and all obligations of the Corporation under said Merger Agreement with respect to any other individual or entity. Nothing contained herein shall be construed as releasing the Affiliated Entities of any obligations under this Agreement or under any of the promissory notes or other documents executed in connection herewith.

18 	Good Faith; Further Assurances. The parties to this Agreement shall in good faith undertake to perform their obligations under this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement.  Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other party hereto in order more effectively to consummate or document the transactions contemplated by this
Agreement.

19 	Survival of Representations, Warranties and Covenants.  All of the
representations, warranties, and covenants contained herein shall survive the execution of this Agreement and the consummation of the transaction contemplated herein. Such execution and consummation shall not be considered to be a waiver of any misrepresentation or breach of warranty or covenant, and each party may exercise any and all rights and remedies as provided for herein.


20 	Waivers.  No waiver by any party of, or consent by  such party to, a variation from, or breach of, or default under any provision of this Agreement shall be effective unless made in a written instrument duly executed on behalf of such party by its duly authorized officer or such individual (as the case may be), and any such waiver or consent shall be limited solely to those rights or conditions expressly so waived or consented to. No failure or delay on the part of any party in exercising any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof, or the exercise of any other right or power under this Agreement. No other actions taken by any party, including, without limitation, any investigation by or on behalf of such party, and no failure to take action, shall be deemed to constitute a waiver or an extension by such party of compliance with any representation, warranty, condition, agreement or indemnification set forth in this Agreement.

21 	Parties Bound.  This Agreement shall be binding upon the successors and assigns of the parties hereto.

22 	Amendments. This provision, and each and every other provision of this agreement may not under any circumstance be modified, changed, amended or provisions hereunder waived verbally, buy may only be modified, changed, amended or provisions hereunder waived by an agreement in writing executed by all parties hereto.

23 	Severability. If fulfillment of any provision of this Agreement or performance of any act contemplated hereby, at the time such fulfillment or performance shall be due, shall exceed the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and, if any clause or provision contained in this agreement or in any document or instrument to be delivered pursuant hereto, operates or would operate to invalidate this Agreement or such document or instrument, in whole or in part, such clause or provision shall be held ineffective, as though not herein or therein contained, and the remainder of this Agreement or such document or instrument shall remain operative and in full force and effect.

24 	Notices.  All notices, requests, demands and other communications hereunder shall be deemed to be fully given only if mailed by United States Certified
Mail, postage prepaid, return receipt requested, addressed as follows:

To Purchaser: 	ForcedMatrix.com, Inc.
Attn: Damian Freeman, President
2624 West Grand Reserve Circle
Apt. 727
Clearwater, Florida 33759

To Affiliated Entities:		BusinessMall.Com, Inc.
Attn: Barry Shevlin, President
601 Cleveland Avenue
Clearwater, Florida 33755

Any party may change its address for notices by written notice to all other parties in accordance with this paragraph.


25 	Interpretation.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against Purchaser or the Affiliated Entities, and without implying a presumption that the terms hereof shall be more strictly construed against one
(1) party by reason of any rule of construction to the effect that a document is to be construed more strictly against the party who personally or through such party's agent prepared the same.

26 	Applicable Law; Arbitration. This Agreement shall be governed and construed under the laws of the State of Florida, not including the choice of law rules thereof.  Except as provided for in this Agreement, or in any instrument executed in connection herewith, including but not limited to any promissory note made in connection herewith, any and all disputes, complaints, controversies, claims and grievances arising under, out of, in connection with, or in any manner related to this Agreement or the relationship of parties hereunder (an "Arbitrable Event") shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration
Association.  Each of the parties hereto expressly waives the right to conduct any discovery in connection with such arbitration proceedings.  In the event of an Arbitrable Event, any party may request that an arbitrator be appointed by the American Arbitration Association, and such matter be arbitrated, within fifteen (15) days of the request of the appointment of such arbitrator.  A decision concerning such matter shall be made and given by the arbitrator within fifteen (15) days after such arbitration.  Notwithstanding said Rules, any arbitration hearing to take place hereunder shall be conducted in Clearwater,
Florida, before one (1) arbitrator who shall be an attorney who has substantial experience in commercial law issues.  Either party may apply to any court of competent jurisdiction for specific performance or injunctive relief or other interim measures: (i) as expressly provided for elsewhere in this Agreement;
(ii) in aid of the arbitration proceedings; or (iii) to enforce the arbitration award, but not otherwise. Any such application to a court shall not be deemed incompatible or a waiver of this section.  The arbitrator shall be required to make written findings of fact and conclusions of law to support its award.  The arbitrator shall award costs and attorney fees to the most prevailing party in any such arbitration.  If any party to the arbitration does not appear at the arbitration at the time and place set for arbitration, the arbitrator shall make his decision based upon the testimony and evidence of the party present, and the non-present party shall waive its right to present evidence or testimony to the arbitrator. In rendering its judgment and award, the arbitrator shall have no power to add or detract from the terms and conditions set forth in this
Agreement, and shall render its award and judgment strictly in accordance with the terms and conditions hereof.  The decision of the arbitrator will be final and binding and the decision shall be entered as a final judgment in any Court of competent jurisdiction.  The Court shall grant summary judgment solely on the basis of the arbitrator's finding of fact and decision.

27 	Heading. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.


28 	Counterparts. This Agreement and all Exhibits, attachments, appendices, and schedules attached hereto, and any other document executed in connection herewith, may be executed in  two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.
Facsimile transmissions and/or photocopies of a signed counterpart of this
Agreement, or any such document shall be considered for all purposes to constitute the delivery of a properly executed original of this Agreement or any such document.

29 	Corporate Authority.  Each individual signing below represents that he or she has all necessary corporate power and authority to enter into, execute and perform this Agreement for and on behalf of the party for which such person is signing. Attached hereto as Exhibit "R-1", "R-2", "R-3", "R-4", "R-5", "R-6", "R-7", "R-8", and "R-9", and incorporated herein by reference, are Board of Director Resolutions for each of the Affiliated Entities and Corporation. The Affiliated Entities each represent and warrant that said corporate resolutions were duly enacted and remain in full force and effect, and that no further approvals or other corporate action is required, and this Agreement and the obligations contained herein, are the binding obligations of the Affiliated Entities, enforceable in accordance with their terms.

30 	Consultation With Attorneys.  Each of the Affiliated Entities hereby acknowledges that each of the Affiliated Entities and their Board of Directors have had an opportunity to consult with an attorney to review this Agreement prior to the execution hereof and prior to the approval of such Agreement by said Board of Directors.





	[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this agreement the year and date first above written.


FORCEDMATRIX.COM, INC.

By: /s/ Damian T. Freeman
Damian T. Freeman, President

"PURCHASER"


BUSINESSMALL.COM, CORPORATION
By: /s/  Barry L. Shevlin
Barry L. Shevlin, President

"BUSINESSMALL.COM"


PROGRESSIVE TELECOMMUNICATIONS
CORP.

By: /s/ Barry L. Shevlin
Barry L. Shevlin, President

"PTC"


CCC MERGER CORPORATION
By: /s/ Barry L. Shevlin
Barry L. Shevlin, President

"CCC MERGER"


CCC COMMUNICATIONS
CORPORATION

By: /s/ Damian T. Freeman
Damian T. Freeman, President

"CORPORATION"



STORMTEL, INC.

By: /s/ Damian T. Freeman
Damian T. Freeman, President

"STORMTEL"

BUSINESSMALL.COM., INC.
By: /s/ Barry L. Shevlin
Barry L. Shevlin, President

"B-MALL SHELL"


THEYELLOWPAGEDIRECTORY.COM, INC.

By: /s/ Jim Maguire
Jim Maguire, President

"DEFUNCT YELLOW PAGE"


PROGRESSIVE TELECOMMUNICATIONS, INC.
By: /s/ Barry L. Shevlin
Barry L. Shevlin, President
"PROGRESSIVE SHELL"

THEYELLOWPAGEDIRECTORY.COM., CORP.
By: /s/ Barry L. Shevlin
Barry L. Shevlin, President

"YPD"